As filed with the Securities and Exchange Commission on November 14, 2013

Registration No. 333-139112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gastar Exploration, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-4103114
State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Address, Including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

(Full Title of the Plan)

J. Russell Porter

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to

James M. Prince

Vinson & Elkins L.L.P.

1001 Fannin, 2500 First City Tower

Houston, Texas 77002

Telephone: (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, par value $0.001 of Gastar Exploration, Inc.	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities. Registration fees were originally paid by or on behalf Gastar Exploration Ltd., the predecessor-in-interest to Gastar Exploration, Inc., upon filing of the original registration statement on Form S-8. Consequently, no additional registration fees are required with respect to the filing of the Post-Effective Amendment No. 3.

EXPLANATORY NOTE

On November 14, 2013, Gastar Exploration Ltd., an Alberta, Canada corporation (“Predecessor”), changed its jurisdiction of incorporation from Alberta, Canada to the State of Delaware. The reincorporation was effected pursuant to an arrangement (the “Arrangement”) under Section 191 of the Business Corporation Act (Alberta) on the terms and conditions set forth in a plan of arrangement. On August 1, 2013, the Arrangement was approved by a vote of the shareholders of Predecessor at the 2013 Annual General and Special Meeting of the Shareholders. Successor is deemed to be the successor issuer of Predecessor under Rule 12g-3 of the Securities Exchange Act of 1934, as amended the (“Exchange Act”).

As the successor issuer to Predecessor, Gastar Exploration, Inc., a Delaware Corporation (the “Registrant”), is filing this Post-Effective Amendment No. 3 to the Registration Statement on Form S-8 (File No. 333-139112) (the “Registration Statement”) pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Delaware from the province of Alberta, Canada (the “Delaware Migration”).

In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 3, the Successor, as successor issuer to Predecessor pursuant to Rule 12g-3 promulgated under the Exchange Act, hereby expressly adopts the Registration Statement, as updated by subsequent filing under the Exchange Act, as its own registration statement for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents, which have been filed by the Registrant or the Predecessor with the Securities Exchange Commission (the “Commission”):

1.	The Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 11, 2013;

2.	Amendment No. 1 to the Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on April 29, 2013;

3.	Amendment No. 2 to the Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on October 24, 2013;

4.	All other reports filed by the Predecessor or Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by referred to in (1) above; and

5.	The description of the Registrant’s Common Stock, par value $0.001 per share, included in the Registrant’s Current Report on Form 8-K, filed with the Commission on November 14, 2013.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

23.1*	Consent of BDO USA, LLP

23.2*	Consent of Netherland, Sewell and Associates, Inc.

23.3*	Consent of Wright & Company, Inc.

23.4*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1*	Powers of Attorney (set forth on the signature page contained in Part II of this Post-Effective Amendment No. 3)

*	Filed herewith.

Item 9.	Undertakings.

The information set forth in this item is incorporated by reference from Item 9 of the Registrant’s registration statement on Form S-8, File No. 333-139112 filed with the Commission on December 4, 2006.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of GASTAR EXPLORATION, INC. (the “Company”) hereby constitutes and appoints J. Russell Porter and Michael A. Gerlich, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Post-Effective Amendment under the Securities Act of 1933, as amended, and any or all other amendments (including, without limitation, other post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 14, 2013.

GASTAR EXPLORATION, INC.

By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on November 14, 2013 in the capacities indicated.

Signature	Title

/s/ J. Russell Porter J. Russell Porter	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Michael A. Gerlich Michael A. Gerlich	Senior Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)

/s/ John M. Selser John M. Selser	Chairman of the Board

/s/ John H. Cassels John H. Cassels	Director

/s/ Randolph C. Coley Randolph C. Coley	Director

/s/ Robert D. Penner Robert D. Penner	Director

INDEX TO EXHIBITS

Exhibit No.		Description

5.1	–	Opinion of Vinson & Elkins L.L.P.

23.1	–	Consent of BDO USA, LLP

23.2	–	Consent of Netherland, Sewell and Associates, Inc.

23.3	–	Consent of Wright & Company, Inc.

23.4	–	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1	–	Powers of Attorney (set forth on the signature page contained in Part II of this Post-Effective Amendment No. 3)